Contact:	Paul Coghlan	5:00 EST
	Vice President, Finance, Chief Financial Officer	Tuesday, January 13, 2009
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS QUARTERLY AND YEAR OVER YEAR DECREASES TO REVENUES AND EARNINGS PER SHARE AND INCREASES ITS QUARTERLY DIVIDEND.

Milpitas, California, January 13, 2009, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended December 28, 2008.  Revenue of $249.2 million for the second quarter of fiscal year 2009 decreased 20% compared to the previous quarter’s revenue of $310.4 million and decreased 14% or $39.5 million from $288.7 million reported in the second quarter of fiscal year 2008.  Diluted earnings per share (“EPS”) of $0.38 decreased $0.10 per share or 21% from the first quarter of fiscal year 2009 and decreased $0.03 per share or 7% from the second quarter of fiscal year 2008.  Net income of $84.2 million decreased $23.4 million or 21.8% from the first quarter of fiscal year 2009 and decreased $9.6 million or 10.2% from the second quarter of fiscal 2008.

Results for the December quarter were impacted by four unusual items:

•	The Company purchased and retired $200.0 million face value of its 3.125% Convertible Senior Notes, resulting in a gain of approximately $21.0 million net of deferred issuance costs.

•
The Company accelerated the vesting of all “out-of-the-money” stock options previously awarded to its non-officer and non-director employees under its stock option plans. The unvested options to purchase approximately 1.4 million shares became exercisable as a result of the vesting acceleration on December 17, 2008. The additional charge to the income statement as a result of the acceleration totaled $15.0 million.  This incremental charge increased Cost of Sales by $2.3 million; Research and Development expense by $7.5 million; and Selling, General and Administrative expense by $5.2 million. We believe these options were not fully achieving their original objective of incentive compensation and employee retention.

•
The Company reported approximately $1.6 million in restructuring expenses for employee severance costs related to a reduction in workforce of approximately 100 employees.  The $1.6 million charge represents the total amount in connection with this workforce reduction and the majority of these severance amounts were paid during the December quarter.

•	Lastly, the Company’s quarterly tax rate of 22% was positively impacted as a result of the R&D tax credit which was restored by legislation retroactive to the beginning of calendar year 2008.

           During the December quarter the Company’s cash and short-term investments balance decreased by $121.7 million to $900.2 million, net of spending approximately $179.0 million to purchase $200.0 million face value of its 3.125% Convertible Senior Notes.

The Company is also increasing its quarterly dividend from $0.21 per share to $0.22 per share.  The Company has raised its dividend every year since it began paying dividends in 1992.  The Company believes that raising its dividend is an important way to return value to its shareholders. This cash dividend will be paid on February 25, 2009 to stockholders of record on February 13, 2009.

According to Lothar Maier, CEO, “Entering the quarter there was greater than usual uncertainty in our revenue guidance in light of the global credit crisis.  We continued to see further weakness in our bookings throughout the quarter and as a result, our revenue declined to the low end of our guidance.  We reacted to this weakness by reducing labor and related costs through headcount reductions, weekly plant closures and otherwise limiting operating expenditures where possible.  In addition, we took advantage of depressed market prices on our outstanding debt and repurchased $200 million of our convertible bonds resulting in a gain of approximately $21 million.  Partially offsetting the favorable impact on earnings from these items is the effect of severance costs and the acceleration of employee stock options that are significantly underwater.  Despite the significant reduction in revenues, we were able to continue to deliver pre-tax profits in excess of 40% during such a difficult period.

Looking ahead to the March quarter, we believe we have not yet seen the bottom from the economic fallout of the global credit crisis as our bookings continue to be weak in the early part of this quarter.  At this time it is difficult to forecast when we will see some stabilization and subsequent recovery.  Our current estimate anticipates that our third fiscal quarter revenues will be down in the 15% to 20% range from the second quarter. In order to meet these expectations, turnable bookings in February and March will need to exceed the depressed December and January run rate.  Nevertheless, we will continue to control costs where possible and make adjustments to our operations as necessary to mitigate the effect of declining revenues.  However, pre-tax profits are likely to fall into the low to mid thirties range as a percentage of net sales and around 40% of net sales on a non-GAAP basis, excluding the impact of stock-based compensation. We anticipate having industry leading profitability as we successfully navigate through this difficult period.”

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements.  In particular, the statements regarding the demand for our products, our customers’ ordering patterns and the anticipated trends in our sales and profits are forward-looking statements.  The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended June 29, 2008.

Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, January 14, 2009 at 8:30 a.m. Pacific Coast Time.   Those investors wishing to listen in may call (719) 325-4759, or toll free (877) 718-5095 before 8:15 a.m. to be included in the audience.   There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com.  A replay of the conference call will be available from January 14, 2009 through January 20, 2009.

You may access the archive by calling (719) 457-0820 and entering reservation #3064306.  An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of January 14, 2009 until the second quarter earnings release next year.

Linear Technology Corporation, a manufacturer of high performance linear integrated circuits, was founded in 1981, became a public company in 1986 and joined the S&P 500 index of major public companies in 2000.  Linear Technology products include high performance amplifiers, comparators, voltage references, monolithic filters, linear regulators, DC-DC converters, battery chargers, data converters, communications interface circuits, RF signal conditioning circuits, uModuleTM products, and many other analog functions.  Applications for Linear Technology’s high performance circuits include telecommunications, cellular telephones, networking products such as optical switches, notebook and desktop computers, computer peripherals, video/multimedia, industrial instrumentation, security monitoring devices, high-end consumer products such as digital cameras and MP3 players, complex medical devices, automotive electronics, factory automation, process control, and military and space systems.  For more information, visit www.linear.com.

For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California   95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
GAAP (unaudited)

	Three Months Ended			Six Months Ended
	Dec. 28,	Sep. 28,	Dec. 30,	Dec. 28,	Dec. 30,
	2008	2008	2007	2008	2007
Revenues	$249,196	$310,351	$288,720	$559,547	$570,208
Cost of sales (1)	62,512	71,472	66,212	133,984	130,273
Gross profit	186,684	238,879	222,508	425,563	439,935

Expenses:
Research & development (1)	53,272	50,860	47,799	104,132	95,579
Selling, general & administrative (1)	37,807	37,107	33,557	74,914	66,338
Restructuring	1,564	-	-	1,564	-
	92,643	87,967	81,356	180,610	161,917
Operating income	94,041	150,912	141,152	244,953	278,018
Interest expense	(13,246)	(14,407)	(14,474)	(27,653)	(28,936)
Interest income	6,113	6,974	7,258	13,087	13,692
Gain on early retirement of convertible senior notes	20,989	-	-	20,989	-

Income before income taxes	107,897	143,479	133,936	251,376	262,774
Provision for income taxes	23,737	35,870	40,181	59,607	77,544

Net income	$84,160	$107,609	$93,755	$191,769	$185,230

Earnings per share:
Basic	$0.38	$0.49	$0.42	$0.87	$0.83
Diluted	$0.38	$0.48	$0.41	$0.86	$0.81

Shares used in the calculation of earnings per share:
Basic	221,563	221,433	223,494	221,516	223,137
Diluted	221,657	224,091	227,119	222,133	227,687

(1) Includes stock-based compensation charges as follows:

Cost of sales	$4,167	$1,886	$1,972	$6,053	$3,869
Research & development	15,715	7,986	8,182	23,701	15,929
Sales, general & administrative	9,829	4,502	4,528	14,331	8,828

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	December 28,	June 29,
	2008	2008
	(unaudited)	(1)
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	$900,155	$966,701

Accounts receivable, net of allowance for doubtful
accounts of $1,752 ($1,752 at June 29, 2008)	127,833	161,452

Inventories	54,940	56,017

Deferred tax assets and other current assets	65,453	61,370
Total current assets	1,148,381	1,245,540

Property, plant & equipment, net	270,769	261,085

Other noncurrent assets	78,686	77,264
Total assets	$1,497,836	$1,583,889

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$9,274	$16,860

Accrued income taxes, payroll & other accrued liabilities	116,395	120,521

Deferred income on shipments to distributors	31,266	37,777
Total current liabilities	156,935	175,158

Convertible senior notes	1,500,000	1,700,000

Deferred tax and other long-term liabilities	146,609	142,649

Stockholders’ equity:
Common stock	1,098,683	1,050,259

Accumulated deficit	(1,409,565)	(1,485,629)

Accumulated other comprehensive income	5,174	1,452
Total stockholders’ deficit	(305,708)	(433,918)
	$1,497,836	$1,583,889

(1) Derived from audited financial statements of June 29, 2008.

    LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)

	Three Months Ended					Six Months Ended
	Dec. 28,		Sep. 28,	Dec. 30,		Dec. 28,		Dec. 30,
	2008		2008	2007		2008		2007

Reported net income
(GAAP basis)	$ 84,160		$ 107,609	$ 93,755		$ 191,769		$ 185,230

Stock-based compensation (1)	29,711		14,374	14,682		44,085		28,626

Income tax effect of
non-GAAP adjustments	(6,536)		(3,594)	(4,405)		(10,454)		(8,447)

Non-GAAP net income	$ 107,335		$ 118,389	$ 104,032		$ 225,400		$ 205,409

Non-GAAP earnings per share excluding the effects of stock-based compensation:
Basic	$ 0.48		$ 0.53	$ 0.47		$ 1.02		$ 0.92
Diluted	$ 0.48		$ 0.53	$ 0.46		$ 1.02		$ 0.91

Shares used in the calculation of Non-GAAP earnings per share:
Basic	221,563		221,433	223,494		221,516		223,137
Diluted	221,628	(2)	222,931	(2) 225,647	(2)	221,291	(3)	226,075	(3)

1)	Linear began expensing stock options in the first quarter of fiscal year 2006.

2)
Excludes 29; 1,160 and 1,472 shares for the three months ended December 28, 2008, September 28, 2008 and December 30, 2007, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

3)
Excludes 842 and 1,612 shares for the six months ended December 28, 2008 and December 30, 2007, respectively, to conform diluted outstanding shares calculated under FAS123R to diluted shares calculated under prior accounting standards.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation.  The Company’s management uses non-GAAP net income and non-GAAP net income per diluted share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation expenses and the related tax effects primarily because they are significant non-cash expense estimates which management separates for consideration when evaluating and managing business operations.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.